UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Donald R. Frahm
   Hartford Plaza HO-1-09
   CT, Hartford 06106
2. Issuer Name and Ticker or Trading Symbol
   The Hartford Financial Services Group, Inc. (HIG)

3. IRS or Social Security Number of Reporting Person (Voluntary)

4. Statement for Month/Year
   Oct 1999
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (X) Director ( ) 10% Owner ( ) Officer (give title below) ( ) Other (specify below)

7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
___________________________________________________________________________________________________________________________________|
Common Stock               |      |    | |                  |   |           |114864             |D     |                           |
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Common Stock (ESPP) 1      |      |    | |                  |   |           |355                |D     |                           |
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Common Stock (DRIP) 2      |      |    | |                  |   |           |8471               |D     |                           |
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Common Stock (RS) 3        |      |    | |                  |   |           |2495               |D     |                           |
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Common Stock (BY SON)      |Oct 1,|P   | |100               |A  |39.37      |                   |I     |By Son                     |
                           | 1999 |    | |                  |   |           |                   |      |                           |
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Common Stock (BY SON)      |Oct 4,|P   | |100               |A  |40         |3160               |I     |By Son                     |
                           | 1999 |    | |                  |   |           |                   |      |                           |
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Common Stock (BY DAUGHTER) |      |    | |                  |   |           |1478               |I     |By Daughter                |
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
___________________________________________________________________________________________________________________________________
 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Option (Right to|55.91   |     |    | |           |   |     |May 2|Common Stock|       |       |2000        |D  |            |
 Buy) 4               |        |     |    | |           |   |     |3, 20|            |       |       |            |   |            |
                      |        |     |    | |           |   |     |08   |            |       |       |            |   |            |
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Stock Option (Right to|64.1875 |     |    | |           |   |5    |May 2|Common Stock|       |       |2000        |D  |            |
 Buy)                 |        |     |    | |           |   |     |2, 20|            |       |       |            |   |            |
                      |        |     |    | |           |   |     |09   |            |       |       |            |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
___________________________________________________________________________________________________________________________________|

Explanation of Responses:
1. Reflects shares acquired under the Employee Stock Purchase Plan of The Hartford pursuant to Rule 16b-3(c).
2. Reflects shares acquired under the Dividend Reinvestment Plan of The Hartford pursuant to Rule 16a-11.
3. Shares granted in lieu of annual retainer fee pursuant to The Hartford 1996 Restricted Stock Plan for Non-Employee Directors.
4. Option granted under a Rule 16b-3 exempt transaction. The option becomes exercisable annually in increments of one-third of the total number of shares granted commencing on the first anniversary of the May 21, 1998 grant date.
5. Option granted under a Rule 16b-3 exempt transaction. The option becomes exercisable annually in increments of one-third of the total number of shares granted commencing on the first anniversary of the May 20, 1999 grant date.